Exhibit 99.1

CORPORATE PARTICIPANTS

Greg Riddle Eastman Chemical Company - IR

Jim Rogers Eastman Chemical Company - President and CEO

Curt Espeland Eastman Chemical Company - SVP and CFO

Mark Costa Eastman Chemical Company - EVP of Specialty Polymers, Coatings and Adhesives

CONFERENCE CALL PARTICIPANTS

Jeff Quinn Solutia Inc. - President and CEO

David Begleiter Deutsche Bank - Analyst

Frank Mitsch Wells Fargo Securities - Analyst

Kevin McCarthy BofA Merrill Lynch - Analyst

Jeff Zekauskas JPMorgan - Analyst

Nils Wallin CSSA - Analyst

P.J. Juvekar Citigroup - Analyst

Harry Mateer Barclays Capital - Analyst

Andrew Feinman Iridian Asset Management - Analyst

Judey Delgado Alpine Associates - Analyst

Carly Mattson Goldman Sachs - Analyst

Paul Leming Ticonderoga - Analyst

Gregg Goodnight UBS - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to this Eastman Chemical Company fourth-quarter and year-end 2011 earnings conference call. Today’s call is being recorded. Also this call will be broadcast live on Eastman website at www.eastman.com

I will turn the call over to Mr. Greg Riddle of Eastman Chemical Company, Investor Relations. Please go ahead, sir.

Greg Riddle - Eastman Chemical Company - IR

Thank you, Jake, and good morning, everyone. Thanks for joining us. On the call with me today are Jim Rogers, Chairman and CEO; Curt Espeland, Senior Vice President and Chief Financial Officer; and Mark Costa, Executive Vice President Specialty Polymers, Coatings and Adhesives.

Before we begin, I will cover three items. First during this call, you will hear certain forward-looking statements concerning our plans and expectations for first quarter and full year 2012 and the acquisition of Solutia. Actual results could differ materially from our plans and expectations.

Certain factors related to future expectations are or will be detailed in the Company’s fourth-quarter and full-year 2011 financial results news release and in our news release announcing the agreement to acquire Solutia, both of which are on our website and in our filings with the Securities and Exchange Commission, including the Form 10-Q filed for third-quarter 2011 and the Form 10-K to be filed for full year 2011.

[text of forward-looking statements safe-harbor disclosure in release and on slide #2 referenced in preceding two paragraphs:

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This communication includes forward-looking statements subject to the safe harbor provisions of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Eastman’s current expectations regarding the timing of completion of the proposed acquisition, the expected benefits of the proposed acquisition, integration plans and expected synergies therefrom, and Eastman’s anticipated future financial and operating performance and results, including estimates for general economic conditions and growth. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 that has been filed with the SEC, as well as the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that Eastman will file with the SEC in connection with the proposed acquisition. Filings made by Eastman are available when filed with the SEC, on the Eastman web site at www.eastman.com in the Investors, SEC Information section.]

Second, certain Eastman financial measures referenced in this presentation are non-GAAP financial measures such as earnings per share, operating earnings and cash flow from operating activities that exclude asset impairments and restructuring charges and early debt extinguishment costs. A reconciliation to the most directly comparable GAAP financial measures and other associated disclosures, including a description of the asset impairments and restructuring charges and early debt extinguishment costs are available in our fourth-quarter and full-year financial results news release and the tables accompanying the news release, which are both available at www.investors.eastman.com.

Third, this morning we issued a news release which is available on our website announcing a definitive agreement to acquire Solutia. I direct you to review the sections in the release regarding where you can find additional information about the transaction, that provide additional details about the participants in the merger solicitation, and non-solicitation information.

[text of legends in release and on slide ##2 and 3 referenced in preceding paragraph:

Additional Information and Where to Find it

Eastman will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Solutia and a prospectus of Eastman relating to Eastman’s proposed acquisition of Solutia. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Eastman, Solutia, and the proposed acquisition. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the registration statement and proxy statement/prospectus (when they become available) may be obtained free of charge by accessing Eastman’s website at www.eastman.com by clicking on the “Investors” link and then clicking on the “SEC Information” link or by writing Eastman at P.O. Box 431, Kingsport, Tennessee 37662, Attention: Investor Relations. Security holders may also read and copy any reports, statements and other information filed by Eastman with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Eastman, Solutia, and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition. Information regarding Eastman’s directors and executive officers is available in Eastman’s proxy statement filed with the SEC on March 24, 2011 in connection with its 2011 annual meeting of stockholders, and information regarding Solutia’s directors and executive officers is available in Solutia’s proxy statement filed with the SEC on March 4, 2011 in connection with its 2011 annual meeting of stockholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Non-Solicitation

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.]

With that, I will turn the call over to Jim.

Jim Rogers - Eastman Chemical Company - President and CEO

Thanks, Greg. Good morning, everyone. Thanks for joining us. Last night we announced our fourth-quarter and full-year 2011 results and then this morning, we announced we’ve entered into a definitive agreement to acquire Solutia. I will start this morning with a few slides about our strong 2011 earnings and then I will spend most of the time this morning talking about why we’re excited to be acquiring this great company, Solutia.

Last night we announced our fourth quarter and full year 2011 results, and then this morning it was Solutia. Our agenda this morning begins with a quick review of our fourth-quarter and full-year 2011 results. I am going to do an overview of the transaction. Then I will walk through the strategic rationale for our acquisition of Solutia. Then we will do a quick overview of Solutia, which I’m sure many of you are familiar with, and then Curt will discuss our financial summary and our EPS forecast for 2012 and 2013, and I will end with a quick summary before we turn it over to questions.

So starting with a recap of our fourth-quarter results on slide 5, revenue increased by 18 % mainly due to higher selling prices, which increased in response to higher raw material and energy costs, operating earnings declined year over year primarily in the Specialty Plastics and PCI segments. The primary driver for Specialty Plastics with lower sales volume and lower capacity utilization for PCI higher selling prices were more than offset by higher raw material and energy costs.

EPS of $0.71, slightly above last year, still our second best fourth quarter EPS in our history. And this was achieved we think in a challenging uncertain environment and underscores that our businesses are solid even in the most difficult of environments.

Looking at our full-year results on slide 6, our EPS of $4.56 was an annual record eclipsing the record from 2010. Sales revenue was up 23% and the increase was across the Company.

Operating earnings increased significantly in 2011 compared with 2010 as all of our four segments had year-over-year earnings growth. Fibers operating earnings were a record and 2011 was the eighth straight year for earnings growth. Even CASPI now has grown their operating earnings three years in a row at better than a 10% rate.

And we have now grown our EPS by about 140% since 2009. The appendix to this presentation has the remainder of our normal earnings slide deck for your information.

Now I’m going to transition into discussing our acquisition of Solutia that we announced earlier this morning.

So we have entered into a definitive agreement to acquire Solutia for $22 in cash and 0.12 shares of Eastman stock. Total enterprise value for the transaction is $4.7 billion dollar, which includes $3.4 billion dollar of equity value and the assumption of $1.3 billion dollar of Solutia debt.

Based on the last 12 months EBITDA for Solutia, the multiple paid excluding the cost and tax synergies is approximately 9 times. This represents a 42% premium to yesterday’s closing price on the common stock.

Moving next to the financial impact, we expect this transaction will be immediately accretive to earnings upon close and will be substantially accretive to our 2013 EPS.

We have also identified approximately $100 million dollar of cost synergies, which we expect to achieve by the end of 2013. And Curt will talk more about these in a few minutes.

There will also be a significant benefit from the utilization of Solutia’s NOLs and we expect our overall tax rate will decline. In addition, after this transaction is completed, we expect Eastman togenerate free cash flow of approximately $1 billion dollar over the next two years. Conditions for closing include approval by Solutia shareholders and regulatory approvals and we expect the transaction to close some time midyear 2012.

On page 8, you may recall back at our 2011 investor day I showed a slide very similar to this, describing our strategic focus for growth. As we looked at acquiring Solutia, it became clear that it would hit each one of these focus areas.

So starting with growing our core businesses, Eastman and Solutia have significant overlap in complementary and adjacent end markets, in particular the auto and architectural markets. We also see the combination of technologies in areas such as polymers, overlapping business capabilities as potentially driving significant revenue opportunities.

We have also had a bias toward growing in the emerging markets and back at our investor day we told you that our 2010 revenue in emerging markets was over $2 billion dollar. Including Solutia, 2011 revenue for Eastman would have been greater than $3 billion dollar in those markets. With the addition of Solutia, Eastman will be adding significant manufacturing capacity in Asia over the next couple of years to meet growth.

We are also well positioned to take advantage of a growing middle class buying more premium product. We’ve also been focused on sustainable businesses and this transaction expands our current portfolio in areas such as energy efficiency and safety.

Lastly, given the strength of our balance sheet, we said we would use acquisitions and joint ventures as a means to execute our strategy and this acquisition moves Eastman in the right direction on all key parameters we have defined for our growth strategy.

For those of you who are not that familiar with Solutia, we have an overview on slide 9. They are a global leader in specialty chemicals and performance materials. They operate in three business segments, Advanced Interlayers, Performance Films, and Technical Specialties with a market leadership position in each segment. Their last 12 months revenue was over $2 billion dollar with an EBITDA margin of approximately 25%.

As you can see from the pie charts, Solutia is balanced across regions with 14% of last 12 months revenue in China.

Next on slide 10, you can see both Eastman and Solutia have actively improved their respective portfolios over the past several years. Solutia exited commodity businesses including nylon and feed ingredients. They also added to their portfolio more specialty businesses such as Flexsys, which is in their technical specialty segment. And they expanded their Saflex product line in the Advanced Interlayer segment.

Eastman exited underperforming product lines in the CASPI segment and also divested our PET business with the sale of our last site completed in January 2011. We have also added more specialty businesses with the acquisition of Genovique in 2010 and the expansion of our Eastman Tritan copolyester product lines.

With these actions, both companies have improved their portfolios, have market leading position in a number of their key products, and this leads to superior financial performance.

On slide 11, you can see the substantial presence that Solutia and Eastman have in Asia-Pacific, particularly China. For 2011, Eastman had approximately 23% of revenue in Asia Pacific. Looking out through 2015 as you can see in the bar chart on the left, we expect growth to continue in the Asia-Pacific region. The growth will be in areas such as Acetate Tow, Crystex, and EVA and we expect Solutia is well positioned to take advantage of trends such as an increasing middle class which is buying more premium products and a move toward more sustainable products.

We expect the overall growth in Asia-Pacific and the investments we are making will lead to revenues well above $3 billion dollar by 2015.

Turning next to slide 12, our continued geographic diversity also remains a source of strength, although sales revenue in Asia-Pacific increased only slightly. Adding Solutia to our portfolio will accelerate our growth in Asia Pac and China specifically, as I mentioned. In addition, the amount of our revenue in North America declines on a pro forma basis meaningfully below 50% and with Solutia we are diversifying our asset base as 11 of their 24 manufacturing sites are outside of North America.

Turning next to slide 13, to the end markets for Solutia, Eastman and on a pro forma basis, you see the three pie charts there. Solutia has a significant presence in the auto and architectural markets. For auto, these include glass and tires and OEMs, replacement aftermarket glass, and replacement tires. In architectural, these include new building and energy solutions.

Looking at Eastman on a pro forma basis, our revenue in transportation increases to 16% from 7% and in building and construction increases to 19% including energy solutions.

We continue to have diverse end markets with no one end market being dominant. With the addition of Solutia’s market presence, we will have a deeper understanding of our most important end markets.

Finally, our end market and geographic diversity will continue to be a source of earnings stability, we believe.

Slide 14, one of my favorite slides, more clearly shows that we are a top-tier North American chemical company with the Solutia transaction. You can see on a pro forma basis where we compare to specialty and diversified chemical companies. Our combined EBITDA margin of approximately 20% compares very favorably to peers and with EBITDA of approximately $1.8 billion dollar, we are one of the largest companies in our space.

Now I’ll turn it over to Curt.

Curt Espeland - Eastman Chemical Company - SVP and CFO

Thanks, Jim, and good morning, everyone. On slide 15, we have an overview of the financing for this transaction. You can see in the table that the new debt financing is expected to be $3.5 billion dollar and that we expect this to be composed of both a low interest term loan and public debt.

In addition, we have available bridge financing with commitments in place from Barclays and Citi. Eastman equity to be issued to Solutia shareholders totals $700 million or about 20% of the overall purchase price. We will use cash from Eastman and Solutia balance sheets, expected to total $600 million.

Our new revolver facility of $750 million dollar will remain undrawn at closing. At closing, the pro forma debt to EBITDA ratio will be approximately 2.8 times. Given the expected strong financial profile of both companies, free cash flow over the next two years is expected to be approximately $1 billion dollar, allowing Eastman to quickly delever.

Given the strength of our cash generation, we remain committed to returning cash to stockholders with our strong annual dividend rate of $1.04 per share. Lastly, I reiterate that we remain firmly committed to maintaining our current investment grade credit rating.

On slide 16, we give you some detail on expected cost, tax, and revenue synergies. Starting with cost, we have clearly identified cost synergies that approach $100 million . These include reducing corporate costs, which you would expect with two public companies. We also see potential for synergies in the purchase of raw materials and we expect this combination will result in improved manufacturing and supply chain processes. We expect to achieve the $100 million dollar of cost synergies by the end of 2013, and we expect to update you on our progress as we move forward.

Moving to tax synergies, they are a source of value for this transaction. Solutia has approximately $1.5 billion dollar of net operating loss carry forwards that we can utilize over the next 15 years, of which about half can be utilized over the next three years on an accelerated basis. There are also foreign tax credits totaling approximately $150 million dollar that will be utilized over the next 10 years.

And the combination of Solutia’s geographical profile and our anticipated tax structure should enable us to reduce our corporate tax rate by a couple hundred basis points.

On the revenue synergies, we view these as upsides but we think they are very real.

A couple of examples of leveraging technology from Eastman and Solutia:

First, Solutia has solid position and deep customer connect in the tire market through its Crystex and Santoflex product lines. One of CASPI’s most exciting new growth platforms is the opportunity we see to enable innovation for energy efficiency in tires. We already have growing sales of hydrocarbon resins that we believe would be accelerated. More significantly, we have been investing in research on novel product development, leveraging our profitable cellulose ester product lines. We believe that both of these technologies can address significant unmet needs in the tire industry. Solutia’s current position in the tire market should help to accelerate these developments.

Another example is exploitingthe intersection of Eastman’s polymers materials technologies with Solutia’s conductive coatings technologies to serve the increasing performance needs of the rapidly expanding touchscreen LCD and the flexible circuits markets.

Complementary business capabilities include leveraging our world-class market development capability and similar business models between CASPI and Specialty Plastics and Solutia’s businesses.

And as already mentioned, we have overlap in the auto and architectural markets, which deepens our understanding of these markets which we expect will lead to additional opportunities.

Our track record from the numerous successful acquisitions and divestitures we have completed and the knowledge we have gained from these transactions gives us a lot of confidence that we will realize the cost and tax synergies we have listed here and that we will make good progress on the revenue synergies.

We have a clear path to completion of this transaction, as you can see on slide 17. The acquisition requires the approval of Solutia’s shareholders. We will also be working on receiving the necessary regulatory approvals. There are also standard and customary closing conditions. There is not a financing contingency and the termination fee is $102 million. We expect to close this transaction by mid-year 2012.

On slide 18, you can see this transaction is expected to result in significant earnings per share accretion. For 2012 we expect EPS of approximately $5. Included in this expectation is accretion from the Solutia acquisition plus some of the expected cost synergies. We also expect earnings growth from our organic growth initiative and the acquisitions we made in 2011.

We are also increasing our 2013 earnings per share guidance to greater than $6 . This includes greater accretion from the Solutia acquisition and additional benefits from our organic growth initiatives. We also expect additional benefits from cost synergies. With this acquisition, as you can see from our earnings expectations, we have accelerated our earnings growth.

Now I will turn it back over to Jim.

Jim Rogers - Eastman Chemical Company - President and CEO

Thanks, Curt. So as we have walked through the details of the transaction this morning, I think you can see that the combination of Eastman and Solutia results in a pretty compelling value. From a strategic standpoint, the complementary and adjacent end markets, the combination of technologies and business capabilities, and the acceleration of growth in Asia Pacific, specifically China, all make clear that Solutia is a strong addition to Eastman.

Both the cost and tax synergies make this a compelling financial transaction, with revenue synergies as an upside. We expect to be able to complete this transaction while remaining committed to our investment grade credit rating.

The transaction has an attractive return on capital. Lastly, the transaction is highly accretive to Eastman’s earnings per share — in effect accelerating our EPS growth and making it clear that we are on track to deliver continued earnings growth for the next several years.

Now as I turn it back over to Greg, I will just mention I asked Mark Costa to join us this morning. Many of you know Mark. He leads our CASPI and Specialty Plastics businesses, also marketing, sales, innovation, and the supply chain. But the main reason he is on the call is because Mark led the business due diligence that we did with Solutia, as Curt led the financial due diligence. So when we get to the questions, probably all three of us will be pitching in to answer.

With that, let me turn it back over to Greg.

Greg Riddle - Eastman Chemical Company - IR

Thanks very much. This concludes our prepared remarks this morning. Operator, we are ready for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Jeff Quinn, Solutia.

Jeff Quinn - Solutia Inc. - President and CEO

Good morning, Jim.

Jim Rogers - Eastman Chemical Company - President and CEO

Good morning, Jeff. Glad to have you on our conference call.

Jeff Quinn - Solutia Inc. - President and CEO

Thanks. Thanks for taking my question. I just wanted to call just to say hello and to say that here at Solutia, we totally agree with Jim’s perspective on this transaction. It is indeed a transformative transaction and we at Solutia are very excited to be joining a world-class diversified chemicals producer like Eastman. Not only does the transaction deliver meaningful premium to our shareholders over our recent trading price, it enables our investors to benefit over the long-term in the combined company due to the stock component in the purchase price.

The Board of Solutia and I unanimously agreed that this transaction was in the best interests of our shareholders, but also was in the best interests of the other stakeholders, our employees, our customers, our suppliers in all the communities around the world where we have operations. That the combined company is going to have the financial strength, diversified and complementary mix of premium products, a geographic footprint to accelerate growth and to take advantage of the powerful global trends that are driving demand for our products, including rapid growth in emerging markets and improving living standards across the globe and increased urbanization.

When evaluating this transaction, it was very important to me and the Board that any transaction would see us being paired with a company that has a close strategic and financial fit as well as a fit with the values and culture that we have worked so hard to instill here at Solutia over the last eight years.

With Eastman’s complementary operations and the vision that Jim and his team have, our Advanced Interlayers, Performance Films, and Technical Specialties businesses are poised to continue to build on the success we have achieved over the last few years.

Solutia and Eastman are highly complementary to one another not only in terms of our businesses, geographic presence, and products, but also in terms of what we stand for. Both companies are known for innovation, investment, and high-growth markets worldwide and the highest level of customer support and service.

We also share a deep and abiding commitment to operational excellence, developing products that respond directly to market demand and delivering value to our stakeholders.

So, Jim, for all of us here at Solutia I just wanted to say that we are terribly pleased with the transaction and look forward to working with you and your team to continue to create value for our shareholders. We are very excited about what lies ahead and look forward to the future.

Jim Rogers - Eastman Chemical Company - President and CEO

Thanks, Jeff, and I will return the compliment. It has been a pleasure to work with you and your team. I think you did a great job for your shareholders and all the rest of your stakeholders. My only word of advice is try and get some sleep this weekend, okay?

Jeff Quinn - Solutia Inc. - President and CEO

Thanks, Jim.

Operator

David Begleiter, Deutsche Bank.

David Begleiter - Deutsche Bank - Analyst

Thank you, good morning. Jim, as you know, a lot of value at Solutia is in their Crystex business, a business that they keep under close scrutiny given its very high margins and very high market share. Can you go through the due diligence you’ve done on Crystex to get comfort that that business is sustainable, both in terms of margins and its competitive technology differentiation?

Jim Rogers - Eastman Chemical Company - President and CEO

We will give some cursory comments. Again, we are probably six months away from the close. But I want to make a general comment and then I’m going to get Mark to add some color as well.

Let me just tell you overall I was pleased with the way we worked together with the Solutia team in terms of being able to work quickly but also very diligently and to get all our questions answered, not just on this particular business but financial, tax, markets, etc. So I feel very good about how we made our decision, what we were able to factor in. But, Mark, do you want to comment more specifically on Crystex?

Mark Costa - Eastman Chemical Company - EVP of Specialty Polymers, Coatings and Adhesives

Sure, Dave. That’s a great question and certainly it’s one of the products we like best in the portfolio of Solutia. As you point out, it is a nice high-margin business. We like the industry structure there, which is reinforced by their leadership position and the quality of their products. It’s not just their position and capacity and cost relative to the small competitors, it’s that their product is a much higher performing product in delivering value and efficiency in the tire operation that gives them a nice sustainable position. And the cost in the final tire being less than 1% and the importance of performance gives them a very sustainable position where you’d be very hesitant to switch to other products.

We also like that there’s no significant capacity on the horizon that would threaten the margins in that business, certainly not at the capability that Solutia has.

It’s very similar also to the kind of positions we have in CASPI. When you look at our cellulose esters in coatings or our Texanol in architectural paint, it’s a very, very similar kind of cost and performance position that we have. It is the kind of business we understand quite well, we know how to run and it’s kind of the product portfolio we like best inside Eastman.

David Begleiter - Deutsche Bank - Analyst

That’s helpful. Jim, can you comment on whether this transaction began as an auction or was a singular negotiation?

Jim Rogers - Eastman Chemical Company - President and CEO

I think that all that kind of detail, all the good stuff people like to read at night after they go home, that’s all going to come out in the proxy. I will just say from our side, we entered into a very exhaustive process sometime last summer, working with our Board about our strategy roadmap and decided that we would really look at the inorganic opportunities that are out there.

I can tell you that Solutia was number one then and has stayed number one through that whole process. We looked at quite a few different possibilities for ourselves and this rose to the top.

I will also say just on a personal note, I have been here since 1999. This is the best thing I have seen in a major way for Eastman to take a step forward on their growth. So we had a very thorough process. They rose to the top. We entered into discussions and you see the result of that today.

David Begleiter - Deutsche Bank - Analyst

Jim, last thing, just on the fourth cracker down in Longview, what’s your current thinking on that cracker going forward?

Jim Rogers - Eastman Chemical Company - President and CEO

I’m glad you raised that because I was hoping we would get a chance to talk a little bit about the olefins picture, and I may get Mark to comment again as well because CASPI is affected by our cracking spreads and what we are doing there as well as he’s got the supply chain.

But in general, I think things are looking up. Just as a recap, we restarted a cracker, I guess that was like early 2010, and we think the economics of that was probably a good $30 million dollar of EBIT, is one way to think about it. We took a couple other smaller actions adding a furnace to one of those crackers and another little step that will probably kick in about $20 million dollar of EBIT when I look at 2013 over 2012 because I guess that will come on the end of 2012.

And then we’ve been talking about whether we want to restart that fourth cracker. What is rising to the top is the idea of an olefins conversion unit and we are in discussions now with potential partners on that unit and it’s the kind of thing that would probably kick in in 2014 such that we would get a little of earnings from 2014 over 2013 but then 2015 over 2014. And for that olefins conversion unit, our piece of the economics of that is going to be greater than the last cracker that we started up. In other words, the EBIT should be quite good on that unit as well.

So there will be more coming on that. That may be a better alternative than just restarting that fourth cracker. Maybe while we are on it, if I could just get Mark to comment what we are seeing on the propane vs. propylene spreads.

Mark Costa - Eastman Chemical Company - EVP of Specialty Polymers, Coatings and Adhesives

Sure, I think that we certainly feel very good about the long-term spreads in. In the short term, we are also feeling better in the last couple of weeks relative to where we’ve been in the fourth quarter. As I’m sure you have seen, Exxon has gone now with a nomination of a $0.20 increase in propylene and so there’s a lot of discussion out there in the marketplace around how propylene prices may increase significantly here as we go into February or March.

And certainly that would be an attractive improvement for spreads for us given our position with our crackers and some upside to our earnings.

Jim Rogers - Eastman Chemical Company - President and CEO

Just to be fair about those nominations; usually you end up with some percent of that so these are just early indications but that’s probably a little better than we felt three months ago when we were talking about bottoming in the fourth and first quarter and maybe starting up in the second. Maybe we will start up a little sooner than that.

David Begleiter - Deutsche Bank - Analyst

Thank you very much.

Operator

Frank Mitsch, Wells Fargo Securities.

Frank Mitsch - Wells Fargo Securities - Analyst

Good morning, gentlemen, and way to shake things up here on Friday morning.

Jim Rogers - Eastman Chemical Company - President and CEO

We have been busy, Frank.

Frank Mitsch - Wells Fargo Securities - Analyst

I can tell. Absolutely. I’m looking at your slide 18 and it looks as if Eastman on its own your expectation for 2012 might have grown something like 3% to 4% growth in earnings and EPS. But with Solutia now obviously you are expecting double-digit type of growth. Is that predicated on Solutia coming into the portfolio on July 1? What happens if the deal is delayed? How do you think about 2012 earnings and Solutia’s impact on that?

Jim Rogers - Eastman Chemical Company - President and CEO

Expectation is right around midyear, Frank. And by the way, the slide is just representative, so don’t get your ruler out and measure that little slide which you have probably already done, so it’s too late.

But I guess what I am saying is we thought we would have some growth in our earnings this year, whether we did an acquisition or not. So that was just running the core businesses. We knew we were going to use cash, use our balance sheet, so either buying back stock, doing small acquisitions, so there was going to be growth on top of that and that’s the guidance we would’ve given.

It is just that we have this beautiful opportunity to add a property like Solutia to our portfolio and if it happens in midyear, we will get about half the year of those earnings. We will have captured some of those synergies right up front. Obviously this is excluding the one-time cost of getting a deal done, etc. So, kind of factor in a midyear and then you can head for that $5.

Frank Mitsch - Wells Fargo Securities - Analyst

I see, because it was interesting looking at your release last night and I saw the pace of share buyback was materially lower in the fourth quarter and obviously I realized why this morning.

I guess lastly on the revenue synergy side, I know, Curt, you talked a little bit about the tire market and the touchscreen market. I was wondering if you could give us a preliminary look in terms of sizes of revenue synergies out there either in macro or at least rank order, where you think the best overlap is, and where you can really drive topline growth with Solutia now as part of the portfolio?

Jim Rogers - Eastman Chemical Company - President and CEO

Frank, let me take your question as an opportunity. I want Curt to comment just briefly on some of the cost synergies and the work we went through to identify that.

Then I’m really going to turn your revenue synergy question to Mark because a lot of the synergies are going to be with businesses that he runs today. But, Curt, just in general?

Curt Espeland - Eastman Chemical Company - SVP and CFO

So again, Jim mentioned the level of diligence we were able to complete. First, on the tax side, we feel very good about the tax benefits that come with this transaction both in the next several years and longer term.

On the cost synergies, we’ve been looking for different components and different buckets. Obviously we are trying to be very mindful to make sure both businesses are still operating strong. We made some early assessments. We feel comfortable with the target that we have established and as we get further into understanding the infrastructure and the footprint, we may adjust that number. But right now we feel good about the $100 million .

Jim Rogers - Eastman Chemical Company - President and CEO

Just on the revenue synergies, I don’t feel like we had to factor a lot of that into our valuation models but I want Mark just to talk about with the potential could be.

Mark Costa - Eastman Chemical Company - EVP of Specialty Polymers, Coatings and Adhesives

Sure, I’m just going to hit two examples. The first one is on the tires, as you asked, Frank. With tires, we certainly see some significant opportunities. Today we already have resin sales in tires. As the regulations are driving for more fuel efficiency in tires and they’re looking to also of course maintain wear and traction at the same time, it’s what they call the magic triangle, you are always trying to formulate that tire just like you are formulating a coating to get optimal performance in that magic triangle.

It turns out that some of our hydrocarbon resins and even more significantly some of our cellulose ester products can perform some pretty interesting improvements in optimizing those performance parameters that have us quite excited. And as I said, we are already seeing some resin sales.

So I think that there is at least $100 million dollar of upside around that opportunity for us. It’s still a bit early, so I don’t want to get into specifics and those are relatively high margin products, so it’s a meaningful opportunity for us and we certainly have a deep respect for the quality of relationships that Solutia has with tire companies and their application development capability and believe they will bring a lot to our efforts in this area in improving our probability of success and accelerating it as well.

I’d say the other place where we see significant opportunity, Frank, is in the combination of Specialty Plastics and our capabilities there and Solutia’s coatings capability in performance films. There’s a lot of opportunity there around combining those two technologies.

Rarely do you get the opportunity to work and to have control of both the coatings and the substrate. Today they are limited by commodity PET as a substrate. When you look at the challenges you have in improving performance, it’s usually something around heat resistance, clarity in the optical properties, chemical resistance, and toughness that you are trying to improve in the substrate and the coating.

When you take our copolyesters and Tritan and our unique world capability to do modification of those substrates combined with their coating capability it opens up a lot of innovation in conductive films and flexible circuits that we are pretty excited about.

Frank Mitsch - Wells Fargo Securities - Analyst

Great. Thank you.

Jim Rogers - Eastman Chemical Company - President and CEO

Before we go to the next question, Frank had raised the slowing down on our stock buyback. I was just going to ask Curt, we just couldn’t help ourselves. We had to go back out of curiosity and see what the average price we’d paidfor the stock we brought back over the last two years.

Curt Espeland - Eastman Chemical Company - SVP and CFO

So if you look at last two years, 2010 and 2011, we bought $600 million in shares or roughly 15 million shares at an average price of $40 a share.

Operator

Kevin McCarthy, Bank of America Merrill Lynch.

Kevin McCarthy - BofA Merrill Lynch - Analyst

Good morning and congratulations, Jim. I was wondering if you could elaborate on how exactly you arrived at the valuation coming down to 9 times trailing EBITDA, what metrics did you tend to focus on and what the approach was there?

And then related to that, how did you arrive at the cash and equity split? I’m not sure what level of conversations you may have had with the rating agencies, but perhaps you could help us understand how that was apportioned.

Jim Rogers - Eastman Chemical Company - President and CEO

Okay, sure. On the first part, the valuation, we didn’t reinvent the wheel. The way we approached it was the way everyone does basically on a number of fronts, I would say were mainly driven by thinking of cash flow. So you have all your discounted cash flow analysis and you really work from there. Of course, you look at other multiples of transactions. You look at how things are trading in the marketplace and both Boards have or will have fairness opinions from their banks.

So the valuation is going to be a complicated process that looks at a number of things. Those of you who know me know I always start from my financial background, so if I could dumb it down, it had to be a good deal. And I think putting the two companies together created value in a way that made us the logical buyer.

But I would say most of my thinking was strictly driven off the cash flows and what we thought we could do with these businesses. And by the way, so the multiple you say is, of course, before the synergies and before we look at those tax benefits.

On the cash versus stock, obviously a negotiated item. I think Jeff did very well for his shareholders. I think they got a great deal, nice premium. We, from our side, are very protective of our investment grade credit rating. We think by being investment grade we maintain our flexibility to pursue all the growth alternatives that we see in front of us.

Remember, we were pretty content with the portfolio of organic opportunities we have. This was just an extraordinary chance for us to take advantage of an inorganic opportunity.

The rating agencies, I don’t want to preempt their story. I think they will be out later today, but we think we have a very strong credit profile. And hopefully, you don’t have long to wait to hear what they think.

Kevin McCarthy - BofA Merrill Lynch - Analyst

Okay, then following closure of the deal, Jim, can you comment on what the future of the portfolio may look like? It’s not obvious to me that you would have any subsequent divestitures or peel-offs either for antitrust or strategic reasons, but how do you think the combination affects your future deployment of capital?

Jim Rogers - Eastman Chemical Company - President and CEO

It’s a good question and just to pick up on that, I really don’t think there’s much overlap at all that would give rise to any HSR issues or antitrust issues. We like their portfolio. They have some very strong businesses. I think it’s premature to walk through each one.

I think the places where the Solutia management today realizes they need to do some work and maybe adjust their game plan, we agree with them. We will be watching what they do over the next several months.

Remember, they are still running this company until the middle of the year, but net-net we like their portfolio of businesses. And when you hear Eastman executives stand up and talk about strong core businesses, we’re just going to have more strong core businesses to talk about.

Kevin McCarthy - BofA Merrill Lynch - Analyst

Thank you very much.

Operator

Jeff Zekauskas, JPMorgan.

Jeff Zekauskas - JPMorgan - Analyst

Good morning. In terms of the utilization of the tax assets that Solutia has, is there anything unique about Eastman that allows you to use them in a way that someone else couldn’t use them?

Curt Espeland - Eastman Chemical Company - SVP and CFO

Jeff, this is Curt. I think it’s fair to say that our tax positions are very complementary. If you think about Eastman as a US multinational, we have a fairly large US taxable income, and that enables us to utilize those NOLs. That would be harder, say, for someone that is not a strategic US chemical company like Eastman.

Jim Rogers - Eastman Chemical Company - President and CEO

Or private equity player.

Jeff Zekauskas - JPMorgan - Analyst

Yes, and what about the entity structure? Can you just elaborate a tiny bit on that as to how that would give you extra tax synergies?

Curt Espeland - Eastman Chemical Company - SVP and CFO

So what that would entail is a couple things, and again there’s still a lot of work to do between now and closing to finalize that. But part of it is simply just their foreign income versus our foreign income, and just the benefits and attributes that provides.

Then just when you take two companies like this you have the ability to look at your overall tax structure, do some effective tax planning and that hasan impact in your overall effective tax rate. So we could be coming between 30% and 31% on an overall combined basis, which would be very attractive for us.

Jeff Zekauskas - JPMorgan - Analyst

And then in terms of your core operations, can you give me an idea of what the sequential volume change was in CASPI and PCI and Specialty Plastics?

Curt Espeland - Eastman Chemical Company - SVP and CFO

Over what period are you thinking?

Jeff Zekauskas - JPMorgan - Analyst

From the third quarter to the fourth quarter.

Jim Rogers - Eastman Chemical Company - President and CEO

If I could, just in general, I think we’ve got some tables in there but just in general, third to fourth was mainly the typical seasonal downturn, and then add on top of it more destocking than we have seen in probably three of the four businesses. So for Fibers, there’s nothing to think about or talk about there, just once again excellent performance.

The other three businesses, they each had their own stories. Specialty Plastics probably the biggest story in terms of destocking and how their business came off. I think maybe what I will do since I got the guy who has CASPI and Specialty Plastics in the room, maybe I will let Mark just comment on third to fourth. And then maybe also a look forward at what you see coming back in the first quarter.

Mark Costa - Eastman Chemical Company - EVP of Specialty Polymers, Coatings and Adhesives

Sure. Hi, Jeff. On Specialty Plastics, as Jim just mentioned, I would really characterize it more as a first-half versus second-half story, where we saw a pretty material drop in demand in the second half. I would note that that drop in demand was in line with what we are seeing in all the others sort of comparative polymer industries so if you go to CMAI or some other source and look at demand drops and polycarbon and PVC and some other polymers there, you will see a pretty significant drop, too.

It’s mostly what we can tell is the slowdown in the economy and the typical inventory correction you get in the polymers industry.

There’s no question that we on a modest basis, we probably lost a little bit of market share there as we have increased prices pretty substantially through the year to cover paraxylene costs . But I would note that I feel very good about the business, our ability to maintain margins, and the value propositions that have stuck with our customers gives me good confidence this year and we have already seen a good recovery in orders in January for Specialty Plastics. So we feel like we are back on track there.

In CASPI, I would just characterize it more as your typical seasonal adjustments of volumes. I would say that it also was more of a second-half story where some of our higher margin products like cellulose esters saw a drop in demand, both third and fourth quarter. What was unique in the fourth quarter wasn’t so much a drop in revenue from third to fourth quarter, it was a correction in production rates and inventory management that led to uncoveredfixed costs.

The spreads in both businesses held up quite well. We’re feeling good about them in the first quarter.

Jeff Zekauskas - JPMorgan - Analyst

Then I guess lastly for Curt, in the $100 million of synergies that you’ve identified, in ballpark terms, what would it cost you to achieve those?

Curt Espeland - Eastman Chemical Company - SVP and CFO

When we look at integration costs, we are talking about probably an equivalent amount, $100 million dollar over that same time period, 18 months.

Jeff Zekauskas - JPMorgan - Analyst

Okay, good. Thank you very much.

Operator

Nils Wallin, CSSA.

Nils Wallin - CSSA - Analyst

Good morning and thanks for taking my question. Currently are there any synergies in terms of raw material? Are both Solutia and Eastman buying similar raw materials?

Jim Rogers - Eastman Chemical Company - President and CEO

Yes, we are. Again, just so I don’t do all the talking, Mark, you’ve got supply chain. I think we both know the answer because this is one we like so I’m going to give the good one to Mark. Go ahead.

Mark Costa - Eastman Chemical Company - EVP of Specialty Polymers, Coatings and Adhesives

So we certainly see quite a bit of overlap and some opportunities there. So if you look at Solutia’s top 10 raw material purchases, we either make or buy eight out of the top 10 raw materials. So there’s quite a bit of overlap that we see either in leveraging production assets we have or improving our combined buying and some different kinds of swaps we might be able to pursue to optimize our cost position. So we think it’s a good opportunity area. And relatively conservative so far in the value of what we think we can get from there.

Nils Wallin - CSSA - Analyst

Great, and then in terms of customer overlap, it sounds like there is a fair amount. Could you give us a sense of percent of businesses or revenues that you guys overlap?

Jim Rogers - Eastman Chemical Company - President and CEO

Probably don’t want to do that at this stage. What we thought was perhaps more useful was just to give you some examples. So that’s what Mark did earlier when he was talking about for example the tire customers or when you get into films. So let us beg off on that for a little bit and we will be able to talk about that more in the quarters to come.

Nils Wallin - CSSA - Analyst

Great, and then finally in Specialty Plastics in the fourth quarter, I believe there was some planned maintenance. How much did that hurt earnings?

Curt Espeland - Eastman Chemical Company - SVP and CFO

That was about a $5 million dollar hit in the earnings in the fourth quarter.

Nils Wallin - CSSA - Analyst

Thanks very much.

Operator

P.J. Juvekar, Citi.

P.J. Juvekar - Citigroup - Analyst

Good morning, Jim. In Specialty Plastics, you had certain declining volumes in 4Q. Can you just talk about that and what kind of ramp up do you see in 2012?

Jim Rogers - Eastman Chemical Company - President and CEO

Yes, again I’m going to let Mark answer. But let me just say that there was some lower margin business that we were walking away from, so you probably do need to hear a little more color to get the understanding or really what’s going on in the business.

One of the things I’m most proud of is Tritan seems to be staying very strong because that is one of the places we’re adding capacity, so we feel pretty good about that. But, Mark, do you want to throw some more color on that?

Mark Costa - Eastman Chemical Company - EVP of Specialty Polymers, Coatings and Adhesives

Sure, it’s a mixed story, P.J. There’s part of it which is, as Jim mentioned, where we continue to see very good and continuous growth — Tritan grew well over 20% year-over-year from 2010 to 2011 and we are continuing to see that growth into 2012 as we just completed the second 30,000 ton expansion for Tritan in January. So we are feeling very good about that part.

The second part I would say is the displays industry as you can probably see from a lot of other companies out there went through a pretty rough patch in the second half of last year because of severe destocking. And we saw the similar kind of significant drop in orders for displays. And we expect that to continue to be soft as that industry is still going through inventory correction in the first half of this year. But we expect a pretty strong recovery in that market.

Overall, we think displays is going to continue to have very solid 20% plus year growth in the downstream market that will make that business attractive.

And then on the copolyesters, the core part of the business, that one is the one where we had more of the volume drops than Tritan and that was your typical inventory correction as I mentioned earlier, that the whole polymer industry saw. And I do think we’ve seen good recovery across all markets in January as people are starting to come back in the market and recover from that destocking.

P.J. Juvekar - Citigroup - Analyst

Thank you. On the merger, when you look at revenue synergies, is it fair to say that the chemistry overlaps between the two companies is between Solutia’s Performance Films business and your CASPI business?

Jim Rogers - Eastman Chemical Company - President and CEO

More of the Specialty Plastics and more the polymer chemistry in general. I don’t know, Mark, do you want to nip into that?

Mark Costa - Eastman Chemical Company - EVP of Specialty Polymers, Coatings and Adhesives

I think that’s right. I think we see good connect in their polymer businesses and Specialty Plastics. I would say the CASPI connection is more with the rubber additives business, where we see the connection there.

P.J. Juvekar - Citigroup - Analyst

Jim, one last question on your slide 14. You know, you have the pro forma Company mapped out fine in terms of EBITDA. So when you look at the future longer term, what are you seeing? Do you see that you would digest this acquisition in the next couple of years and then try to continue to move to the left?

Jim Rogers - Eastman Chemical Company - President and CEO

I think we’re thinking in terms of an 18-month plan. I think again, you are going to see a pretty strong credit profile. So while pay down of debt is going to be one of the top priorities for cash, I don’t think we have to go completely silent. Obviously the next 12 months or so after we close on the transaction, we are going to be very focused on doing this integration right and capturing at least what we promised.

But I think we will be able to lift our heads up, continue pursuing the organic opportunities we got and there will be a time at which we get more active again inorganically. Honestly, if I had to choose between the directions, yes, I would rather go last left than right.

But I want to tell you something. This isn’t so much an ego-driven culture that we’ve just got to be bigger. We are really about creating stockholder value. What I feel the best about when I look out over the next few years is how we are increasing, greatly increasing I would say, the odds of year-over-year earnings growth for multiple years. So we have had earnings growth 2010 over 2009, 2011 over 2010. Now I am seeing a pretty clear path to 2012 over 2011. I think we just tacked on a cushion there. And then 2013 over 2012 as I look at getting the synergies in and 2014 over 2013 the same story.

So you don’t have to hit the ball out of the park every time. You just need to have that consistent track record of growing your earnings at this kind of rate and we are going to look pretty darn good. That’s more the game plan. It is value creation and driving the earnings per share.

P.J. Juvekar - Citigroup - Analyst

Thank you.

Operator

Harry Mateer, Barclays Capital.

Harry Mateer - Barclays Capital - Analyst

Good morning. Three questions for you. I guess first on the rating side, it sounds like you ran this by the agencies ahead of time, but just to put a finer point on it, are you comfortable running the business at low BBB or do you expect to retain your existing mid-BBB ratings?

Jim Rogers - Eastman Chemical Company - President and CEO

So again, I’m not going to steal the thunder from the agencies. They do their own releases, do their own analysis. I’m telling you we feel like we have a very strong credit profile. I would be comfortable with either of those ratings. They are both investment grade. We like very much where we are and I think we have maximum flexibility where we are.

Harry Mateer - Barclays Capital - Analyst

Okay, can you give us a sense for the anticipated mix of loans and bonds for the new debt financing?

Jim Rogers - Eastman Chemical Company - President and CEO

It’s not final yet, but Curt, why don’t you tell him what we’re thinking?

Curt Espeland - Eastman Chemical Company - SVP and CFO

Yes, we are working through aspects and obviously, we will see what the market does over the coming years, but we’re looking at a mix of five, 10 and 30 years. What’s nice about the current market is the after-tax rate on that debt is probably going to be closer to 3%.

Harry Mateer - Barclays Capital - Analyst

Okay, and in terms of the term loan, any sense for what the tenor of that is going to be?

Curt Espeland - Eastman Chemical Company - SVP and CFO

The term loan is a five-year term loan with accelerating payments on the back end. But with the free cash flow profile you see here, you can see us paying that probably on a more accelerated pace.

Harry Mateer - Barclays Capital - Analyst

Got it. Okay and then last, just in terms of the Solutia debt. I know those bonds have some equity claw language. Can you share your expectations for how you are going to deal with that?

Jim Rogers - Eastman Chemical Company - President and CEO

Not yet. That’s still to be discussed and there will be the appropriate time to say something on that.

Curt Espeland - Eastman Chemical Company - SVP and CFO

Just to be clear, on the term loan, we expect that’s going to be about $1 billion dollar of the debt mix.

Harry Mateer - Barclays Capital - Analyst

Okay, that’s helpful. Thank you, guys.

Operator

Andrew Feinman, Iridian Asset Management.

Andrew Feinman - Iridian Asset Management - Analyst

Thanks. Well, first of all, I just wanted to say that, Jim, you told us that when you spend some money it’s going to be something where right out of the box your owners are going to like it. It’s going to make your stock go up and sure enough, the stock is up 4 points pre-market. So thank you for living up to your commitment.

Jim Rogers - Eastman Chemical Company - President and CEO

Andy, I took your call with some trepidation because I wanted to make sure you were smiling. For those others on the call, Andy happens to know us very well. Besides representing a major shareholder, he has spent quite a bit of time with us and I feel like he’s a pretty good benchmark. When he smiles, we smile. Go ahead, Andy.

Andrew Feinman - Iridian Asset Management - Analyst

So how many shares of Solutia are there? I’m just trying to figure out how many shares of Eastman there will be created.

Jim Rogers - Eastman Chemical Company - President and CEO

I think it’s about 15 million shares of Eastman, because it’s, what, 124? Jim.

Curt Espeland - Eastman Chemical Company - SVP and CFO

About 124 million shares will be on the Solutia side and we will be issuing about 15 million which like I mentioned, is almost equivalent to the 15 million we bought back over the last two years.

Andrew Feinman - Iridian Asset Management - Analyst

Okay, thank you.

Operator

Judey Delgado, Alpine Associates.

Judey Delgado - Alpine Associates - Analyst

Thank you, gentlemen. Our questions have been answered.

Operator

Carly Mattson, Goldman Sachs.

Carly Mattson - Goldman Sachs - Analyst

My questions have been answered. Thank you.

Operator

Paul Leming, Ticonderoga.

Paul Leming - Ticonderoga - Analyst

Good morning and thanks for taking my question. I am just curious whether or not you could highlight what you believe are some of the key end market growth drivers that acquiring Solutia will give you greater exposure to . You’ve talked about tires. Beyond tires, what are the other key markets, end markets that you really see as strong growth propositions for Solutia?

Mark Costa - Eastman Chemical Company - EVP of Specialty Polymers, Coatings and Adhesives

Sure, great question and certainly the automotive tire part is part of the story, but I wouldn’t leave it there. The architectural market we see is very attractive and especially at this time of the cycle in architectural, we are buying in at a good position in the demand trends for architectural.

But Solutia has some great products, bringing energy efficiency and safety and aesthetic performance in the architectural market and we see that it’s quite exciting. I would also say that applies to the automotive window market as well and some of the things we are doing in performance films for the same set of drivers.

So as you see a world becoming much more conscious about energy efficiency, looking to upgrade the quality of products that they have in aesthetics and performance, they are in a great spot to leverage both those trends in architectural and automotive and performance films and Saflex.

Then we see the electronics space, which is certainly very high growth for our Specialty Plastics business. Leveraging that same set of trends in what they have in merging and performance films creates a whole new market space that while it is still relatively small, it absolutely has tremendous upside growth to it for both companies, especially as we bring a very unique capability together. Because we’ll be the only player in the industry that has both the ability to modify substrates as well as coatings at the same time, so we will be very uniquely positioned.

Paul Leming - Ticonderoga - Analyst

Fair enough. Thanks very much.

Operator

Gregg Goodnight, UBS.

Gregg Goodnight - UBS - Analyst

Good morning, gentlemen. It sounds like to me after the Sterling acquisition you guys are trying to piece together the old Monsanto Chemical. You wouldn’t comment on that?

A couple of questions for you. You mentioned about half of the NOLs being accessible in three years. Could you comment on what you think your eventual ability to capture the rest of the NOLs? Are they domiciled where you will have access to them?

Jim Rogers - Eastman Chemical Company - President and CEO

As you know when you have NOLs you inherit certain limitations as well as to calculate your own. But right now, we feel we will get half in the next three years and we will get all of it over the next 10 to 12 years.

Gregg Goodnight - UBS - Analyst

Okay, great. It may be a bit early to answer this question. Could you comment on your access to the historic patent state of solution in Monsanto and have you ascribed any value to that? Do you think you can wring some value out of the intellectual property that this thing brings to the party?

Jim Rogers - Eastman Chemical Company - President and CEO

I guess all I want to say now, because as you might imagine valuation is going to be a topic very quickly here. Speak around it a little bit. But let me just say we were able to do the diligence we needed to do, look at the things we needed to look at in order to reach what we thought was an appropriate value.

Gregg Goodnight - UBS - Analyst

Okay, speaking of value, if you add the NOLs and the synergies and the like, you’re talking multiples more in the 6 to 7 range, which seems very attractive. Do you think that’s a reasonable analysis?

Jim Rogers - Eastman Chemical Company - President and CEO

I think the things you mentioned do have value and I think again, let me just say, I think it’s quite attractive for our stockholders, but I also realize that the folks on the other side of the table got a very good deal. I think they got a nice premium and I think they continue to get some upside as they have a piece of our stock. So a good deal all around.

Gregg Goodnight - UBS - Analyst

You know, my thinking is in knowing both of your companies, I worked for Solutia for a long time and I would comment that the cultures are extremely similar and it’s very striking in that. I think the Solutia folks, employees certainly ought to be very happy with this.

To me it goes beyond a friendly takeover and sort of approaches a marriage. What do you think about the two cultures?

Jim Rogers - Eastman Chemical Company - President and CEO

I appreciate that. We agree with you completely. I can tell you that everyone we met at Solutia wastruly professional and it felt like a good fit from day one. So I can tell you I am just so pleased that we were able to get together.

Gregg Goodnight - UBS - Analyst

Outstanding. Thanks for your responses.

Greg Riddle - Eastman Chemical Company - IR

Okay, thanks again for joining us this morning. A Web replay will be available on January 30. Have a great day.

Operator

With that, that will conclude your conference for today. We do thank you for your participation.